Exhibit 99.1
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                 COMERICA COMPLETES IMPERIAL BANCORP ACQUISITION


DETROIT/JANUARY 30, 2001 -- Comerica Incorporated (NYSE: CMA) today announced it has completed the acquisition of Imperial Bancorp, headquartered in Los Angeles.

Shareholders of Imperial Bancorp will receive approximately 21 million shares of Comerica common stock under a 0.46-to-1.00 fixed exchange ratio. The $1.3 billion transaction will be accounted for as a pooling of interests.

Imperial shareholders had approved the transaction on January 18, 2001. The final regulatory approval was obtained on January 22, 2001.

Imperial Chairman George L. Graziadio becomes chairman of the board of Comerica Bank-California; Comerica Bank-California President and Chief Executive Officer
J. Michael Fulton remains president and chief executive officer; and, Imperial Bank Vice Chairman Norman P. Creighton becomes vice chairman of Comerica Bank-California.

Imperial Bank provides customized financial products and services to mid-size manufacturing, distribution, wholesale, service, import/export, and title and escrow businesses, in addition to emerging technology, entertainment and residential construction. Currently, it operates 15 regional banking offices throughout California and Arizona, Colorado and Washington. Imperial also has 23 small business lending offices across the country, and 15 emerging growth loan offices serving technology centers nationwide.

COMERICA COMPLETES IMPERIAL BANCORP ACQUISITION

Headquartered in San Jose, Calif., Comerica Bank-California has offices in the Bay Area (San Jose to San Francisco), Santa Cruz Coastal, Los Angeles (Los Angeles and Orange counties) and San Diego.


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Comerica Bank-California is a subsidiary of Comerica Incorporated, a multi-state financial services provider headquartered in Detroit, with banking subsidiaries in Michigan, California and Texas, banking operations in Florida and businesses in several other states. Comerica has an investment services affiliate, Munder Capital Management, and operates banking subsidiaries in Canada and Mexico. Comerica Incorporated reported total assets of $42 billion at December 31, 2000.


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MEDIA CONTACTS:                                             INVESTOR CONTACT:
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Sharon R. McMurray                                          Judith S. Love
(313) 222-4881                                              (313) 222-2840

Wayne J. Mielke
(313) 222-4732